On October 9, 2008, Bloomberg Television’s Rose Claverie interviewed Olivier Piou, Chief Executive Officer of Gemalto.  A copy of the transcript of such interview follows below.
The tender offers described here, which have not yet commenced, will be made for the shares, ADSs and convertible bonds (OCEANEs) of Wavecom. This transcript is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and convertible bonds of Wavecom will be made only pursuant to the offer to purchase and related materials that Gemalto has filed with the French Autorité des marchés financiers (“AMF”) as a note d’information only at the time of the launching of the offer pursuant to French laws and regulations, and the Tender Offer Statement on Schedule TO Gemalto intends to file with the U.S. Securities and Exchange Commission (the “SEC”). Wavecom security holders and other investors should read carefully such offer materials prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (http://www.amf-france.org.), and with the SEC, from the SEC’s website (http://www.sec.gov), in each case without charge. Such materials filed by Gemalto will also be available for free at Gemalto’s website (http://www.gemalto.com).
Rose CLAVERIE
     WAVECOM rejects GEMALTO offer. WAVECOM describes the offer as “inadequate and not in the best interests of its shareholders”. On Monday, the world’s leading smart card manufacturer submitted a takeover bid for wireless applications specialist WAVECOM. The offer was €111 million in cash. GEMALTO offered €7 per WAVECOM share. Olivier PIOU, Chief Executive Officer of GEMALTO, is here to talk about WAVECOM’s rejection of the offer. Hello, and thank you for your patience, Olivier PIOU.
Olivier PIOU
     Hello Rose.
Rose CLAVERIE
     So, WAVECOM has rejected your offer. Are you going to offer a higher price?
Olivier PIOU, CEO — GEMALTO
     No, we do not intend to revise our offer and we are still confident that it will be a success. Their refusal is quite a classic move and this would not be the first time that an offer goes ahead despite being turned down initially.
Rose CLAVERIE
     How do you explain their rejection and is it not just the price that posed a problem?
Olivier PIOU
     It is difficult to understand, as this is a very attractive proposition with the aim of creating value by pooling our resources and rolling out WAVECOM on a global scale. It is a good move for employees. It is a good move for management, who will be able to step up the rate of growth. It is a good move for clients. And lastly, it is a good move for shareholders, with a premium of 72% and an offer wholly in cash. We therefore think that this is a very good offer. And as for management... the Board of Directors has not shown that our offer was not adequate.
Rose CLAVERIE
     In any case, as WAVECOM’s founders and management own 22% of the company, could they put a spanner in the works?
Olivier PIOU
     Certainly! We want them to be involved in the offer. However, our offer is subject to obtaining 50% of shares. The ball is therefore now in the court of the shareholders.
Rose CLAVERIE

     What is the timetable for the offer?
Olivier PIOU
     Today it is just a proposal, as it has to be submitted to the Autorité des Marchés Financiers for approval. Once this has been obtained, a time frame of around 35 trading days will be determined, which brings us to the end of the year.
Rose CLAVERIE
     There are not many acquisitions going on at the moment, even though share prices have fallen significantly. Why are you being so ambitious?
Olivier PIOU
     Quite simply, we are a business and we are therefore constantly reviewing our strategy and we know what sectors we are interested in. We had been in talks with WAVECOM about this issue for some time. We are partners in a number of projects and we have the financial resources to carry out these programmes successfully. We are therefore taking action when the time is right.
Rose CLAVERIE
     Olivier PIOU, thank you for being here and for telling us about your offer for WAVECOM.